Exhibit 10.8

Ironwood Pharmaceuticals, Inc.

Amended and restated 2019 Non-Employee Director Compensation Policy

Effective as of January 1, 2023 (the “Effective Date”), each individual who provides services to Ironwood Pharmaceuticals, Inc. (the “Company) as a member of its Board of Directors (the “Board”), other than a director who is employed by the Company or a subsidiary of the Company (a “Non-Employee Director”), will be entitled to receive the following compensation:

Type of Compensation	Amount and Form of Payment
Annual retainer	$50,000 ($80,000 for the chair of the Board)
Additional annual retainer for members of the Audit Committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the Compensation and HR Committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the Governance and Nominating Committee	$5,000 ($10,000 for the chair)
Initial equity award

Each Non-Employee Director who is first elected to the Board following the Effective Date will, upon his or her initial election to the Board, be granted restricted shares of the Company’s Class A common stock (“Restricted Stock”) having a grant date fair value of $250,000, determined based on the average closing price of the Company’s Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which the Company’s Class A common stock is being actively traded) for the six months preceding the month in which the award is granted, as may be adjusted by the Board (the “Average Stock Price”), rounded down to the nearest whole share. For example, if the award is being granted on May 29, 2023, the Average Stock Price is the average closing price of the Company’s Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which the Company’s Class A common stock is being actively traded) from November 1, 2022 – April 30, 2023.

Such award will vest in three equal annual installments on the first three anniversaries of the date of grant, subject to the Non-Employee Director’s continued service on the Board through each applicable vesting date. For clarity, if a Non-Employee Director ceases serving as a member of the Board at any time prior to the date on which the award of Restricted Stock is fully vested, any shares of Restricted Stock that remain unvested on the date of such Non-Employee Director’s termination of service will be forfeited on the date of such termination of service.

Annual equity award

Beginning with the 2019 annual meeting of stockholders of the Company (the “2019 Annual Meeting”), on the date of each annual meeting of stockholders of the Company, each Non-Employee Director shall be granted Restricted Stock having a grant date fair value of $250,000, determined based on the Average Stock Price, rounded down to the nearest whole share, provided, however, that such awards made in connection with the 2019 Annual Meeting shall be granted on the date immediately preceding the 2019 Annual Meeting.

If a Non-Employee Director is initially elected to the Board other than at an annual meeting of the stockholders of the Company, upon his or her initial election to the Board (the “Start Date”), such Non-Employee Director shall be granted an award of Restricted Stock equal to the number of shares of Restricted Stock granted to the Non-Employee Directors in connection with the last annual meeting of the stockholders of the Company preceding the Start Date multiplied by a ratio equal to (i) 365 minus the number of days between the last annual meeting of the stockholders of the Company preceding the Start Date and the Start Date (ii) divided by 365.

Such awards will vest in full on the date immediately preceding the date of the next annual meeting of stockholders, subject to the Non-Employee Director’s continued service on the Board through such vesting date. For clarity, if a Non-Employee Director ceases serving as a member of the Board at any time prior to the award’s vesting date, the award will be forfeited on the date of such Non-Employee Director’s termination of service.

Cash Fees. All cash fees will be payable in arrears on a quarterly basis on March 15, June 15, September 15, and December 15 of each year (or if such date is not a trading day, the last trading day preceding such date) (each, a “Grant Date”) and will be prorated for any calendar quarter of partial service, based on the number of calendar days during the quarter the Non-Employee Director was a member of the Board, served on a committee, or served as Board or committee chair, as applicable.

Annual Election to Receive Cash or Stock. Each Non-Employee Director may elect to receive fully vested shares of the Company’s Class A common stock (each, a “Stock Grant”), at no cash cost to the Non-Employee Director, in lieu of his or her annual cash retainer and any additional cash retainers for Board chair, committee or committee chair service set forth above. If a Stock Grant is so elected, the shares shall automatically be issued to the Non-Employee Director as of the applicable Grant Date without further action by the Board. The number of shares of the Company’s Class A common stock to be issued will be determined by dividing the applicable cash retainer(s) the Non-Employee Director would be eligible to receive on such Grant Date, by the Fair Market Value (as defined in the Equity Incentive Plan) of a share of the Company’s Class A common stock on the Grant Date, rounded down to the nearest whole share.

Any election to receive Company Class A common stock in lieu of a cash retainer must be received by the Company prior to January 1 of the year with respect to which the election is effective, except as otherwise permitted by the Company. In the event that a Non-Employee Director has not submitted his or her election for the applicable year by December 31 of the preceding year, then the election of such Non-Employee Director shall be deemed the same as the election made by such Non-Employee Director for the prior year. If a Non-Employee Director has never made an election, all such retainer amounts shall be paid in cash.

Equity Grants. Each award of Restricted Stock and Stock Grants, other than those awards of Restricted Stock granted in connection with the 2019 Annual Meeting, will be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (or any successor plan) (the “Equity Incentive Plan”), including any individual limits contained therein, with respect to Non-Employee Directors and otherwise, and transfer restrictions, and, in the case of a Restricted Stock Award, a Restricted Stock agreement thereunder. Each award of Restricted Stock granted in connection with the 2019 Annual Meeting will be subject to the terms and conditions of the Company’s Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan (the “2010 Plan”), including any individual limits contained therein, with respect to Non-Employee Directors and otherwise, and transfer restrictions, and a Restricted Stock agreement thereunder. Each award of Restricted Stock that is then outstanding will vest in full upon the Non-Employee Director’s death or (i) if the award of Restricted Stock was granted under the Equity Incentive Plan, upon a Covered Transaction (as defined in the Equity Incentive Plan) following which the Non-Employee Director is not appointed to the board of directors of the surviving entity, and (ii) if the award of Restricted Stock was granted under the 2010 Plan, upon a Corporate Transaction (as defined in the 2010 Plan), following which the Non-Employee Director is not appointed to the board of directors of the surviving entity. Directors will be responsible for the satisfaction of any state or federal income taxation liabilities resulting from each award of Restricted Stock and Stock Grants. Each award of Restricted Stock or Stock Grants shall be rounded down to the nearest whole number of shares so that no fractional shares shall be issued, and no cash shall be paid in lieu of fractional shares.

Stock Ownership Requirements. Each Non-Employee Director must accumulate and continuously hold shares of the Company’s Class A common stock with a value equal to or greater than three (3) times the amount of the then-current annual retainer paid to the Non-Employee Director for service on the Board (excluding additional Board chair, committee, or committee chair retainers, if any). Non-Employee Directors are required to achieve the applicable level of ownership by the later of (a) two years from the Effective Date and (b) two years from the date the individual first became a Non-Employee Director (the “Ownership Date”).

Interests that count towards satisfaction of these stock ownership requirements include shares of the Company’s Class A common stock owned by the Non-Employee Director under the definition of “beneficial ownership” under the Securities Exchange Act of 1934 or the Treasury Regulations and guidance thereunder. Notwithstanding the foregoing, unexercised stock options and/or unvested equity awards do not count towards satisfaction of the stock ownership requirements.

Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders of the Company each year (each, a “Measurement Date”), based on the annual retainer then in effect for Non-Employee Directors. The value of shares of the Company’s Class A common stock will be based on the average closing price of the Company’s Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which the Company’s Class A common stock is being actively traded) for the six months preceding the month in which the Measurement Date occurs.

Following the Ownership Date, until a Non-Employee Director holds the required ownership level and if such Non-Employee Director does not hold the number of shares of the Company’s Class A common stock to meet this requirement at any time thereafter, such Non-Employee Director shall be required to retain 100% of any shares of Company Class A common stock, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable), held or received upon the vesting or settlement of equity awards or the exercise of stock options, in each case, in accordance with the applicable award agreement. Further, following the Ownership Date, to the extent a Non-Employee Director does not a hold the number of shares of the Company’s Class A common stock that meets this threshold, the Non-Employee Director will be automatically deemed to have elected to receive his or her annual cash retainer and any additional cash retainer for service as Board chair, committee service, or service as a committee chair in the form of shares of the Company’s Class A common stock in an amount that satisfies the threshold shortfall.

Expense Reimbursement. In addition, Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Non-Employee Director’s attendance Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.

Employee Directors. For the avoidance of doubt, directors who are employees of the Company or one of its subsidiaries will not receive compensation for their service as a director.

Administration. This Non-Employee Director Compensation Policy shall be administered by the Compensation and HR Committee of the Board.

Amendment and Termination. The Board (or the Compensation and HR Committee thereof if so delegated authority) may terminate or amend this Non-Employee Director Compensation Policy at any time, including any amendments in the type and amount of compensation provided herein.